Registration No. 811-____

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    As filed with the Securities and Exchange Commission on April 30, 1997


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                                    OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     MONUMENT SERIES FUND, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          8377 Cherry Lane
          Laurel, Maryland 20707

Telephone Number (including area code): (301) 604-1626

Name and Address of Agent for Service of Process:

          DAVID A. KUGLER
          President
          The Monument Funds Group, Inc.
          8377 Cherry Lane
          Laurel, Maryland 20707

Check Appropriate Box:

          Registrant is filing a  Registration  Statement  pursuant to
          Section  8(b)  of  the   Investment   Company  Act  of  1940
          concurrently with the filing of Form N-8A:

          YES [X]          NO [  ]


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                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Laurel and the State of Maryland on this 30th day of April, 1997.

                                              BY:  MONUMENT SERIES FUND, INC.


                                              BY:/s/DAVID A. KUGLER
                                                 -------------------
                                                 David A. Kugler
                                                 President
                                                 MONUMENT SERIES FUND, INC.



Attest:  /s/WESLEY A. WILSON
         -------------------
         Wesley A. Wilson
         Assistant Secretary
         MONUMENT SERIES FUND, INC.